Exhibit 99.1
AAON Announces Share Repurchase Program Updates

TULSA, OK, June 17, 2024 – AAON, Inc. (NASDAQ: AAON) (“AAON” or the “Company”), provided an update to the previously disclosed share repurchase programs authorized by our Board of Directors. As of June 17, 2024, our repurchase activity under the programs is as follows:

Effective Date	Shares Repurchased	Authorized and Repurchased $	Average Price Per Share $	Completion Date
February 27, 2024	671,230	$50.0 million[1]	$74.49	June 4, 2024
June 4, 2024	682,334	$50.0 million[2]	$73.28	June 14, 2024
[1] Repurchases made in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.
[2] Repurchases made in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended.
"We are pleased to announce the completion of our second share repurchase program," said Gary Fields, CEO. "This initiative reflects our confidence in the long-term growth prospects of AAON and our ongoing commitment to delivering value to our shareholders. By reducing the number of shares outstanding, we believe we have positioned the Company for increased earnings per share and an enhanced return on equity."

The share repurchase program was financed through a combination of the Company's cash reserves and available credit facility, without compromising our ability to invest in strategic growth opportunities and maintain a strong balance sheet.

About AAON
Founded in 1988, AAON is a world leader in HVAC solutions for commercial and industrial indoor environments. The Company's industry-leading approach to designing and manufacturing highly configurable equipment to meet exact needs creates a premier ownership experience with greater efficiency, performance and long-term value. AAON is headquartered in Tulsa, Oklahoma, where its world-class innovation center and testing lab allows AAON engineers to continuously push boundaries and advance the industry. For more information, please visit www.AAON.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause results to differ materially from those in the forward-looking statements include (1) the timing and extent of changes in raw material and component prices, (2) the effects of fluctuations in the commercial/industrial new construction market, (3) the timing and extent of changes in interest rates, as well as other competitive factors during the year, and (4) general economic, market or business conditions.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone (617) 877-6346
Email: joseph.mondillo@aaon.com